Exhibit 10.6

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

Overstock.com, Inc., a Utah corporation

and

Overstock.com Acquisition Subsidiary, Inc.,
a Washington corporation

and

Gear.com, Inc., a Washington corporation

Executed on November 3, 2000

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.01	Defined Terms
ARTICLE II THE MERGER
2.01	The Merger
2.02	Certain Effects of the Merger
2.03	Conversion of Securities
2.04	Dissenters’ Rights
2.05	Rounding Numbers
2.06	No Further Transfers
2.07	Assumption of Outstanding Stock Options
2.08	Closing
2.09	Filing of Articles of Merger
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GEAR.COM
3.01	Organization and Qualification
3.02	Authorizations and Validity of this Agreement
3.03	Binding Obligations
3.04	Capitalization of Gear.com
3.05	No Brokers or Finders
3.06	Agreements
3.07	Litigation
3.08	Indebtedness
3.09	Disclosure
3.10	No Conflicts
3.11	Subsidiaries
3.12	Compliance with Laws and Other Instruments
3.13	Financial Statements
3.14	No Adverse Changes
3.15	Title to Properties
3.16	Inventory
3.17	Compliance with Laws and Other Instruments
3.18	Discoveries
3.19	Copyright
3.20	Related Party Transactions
3.21	Intellectual Property
3.22	Permits
3.23	Restrictions on Business
3.24	Powers of Attorney
3.25	Absence of Certain Commercial Practices
3.26	Condition of Assets
3.27	Tax Matters

i

3.28	Books and Records
3.29	Representations Not Waived
3.30	Intellectual Property Assignments; Confidentiality Agreements
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF OVERSTOCK.COM
4.01	Organization and Good Standing
4.02	Authorizations and Validity of this Agreement
4.03	Binding Obligations
4.04	Capitalization
4.05	No Brokers or Finders
4.06	Agreements
4.07	Indebtedness
4.08	Overstock.com Common Stock
4.09	No Conflicts
4.10	Litigation
4.11	Financial Statements
4.12	Tax Matters
4.13	Books and Records
4.14	Disclosure
4.15	Subsidiaries
4.16	Employees and Employee Benefit Plans
4.17	No Adverse Changes
4.18	Compliance with Laws and Other Instruments
4.19	Discoveries
4.20	Copyright
4.21	Related Party Transactions
4.22	Intellectual Property
4.23	Permits
4.24	Restrictions on Business
4.25	Powers of Attorney
4.26	Absence of Certain Commercial Practices
4.27	Condition of Assets
4.28	Representations Not Waived
4.29	Intellectual Property Assignments; Confidentiality Agreements
4.30	Title to Properties
4.31	Inventory
4.32	Books and Records
ARTICLE V ITEMS TO BE DELIVERED AT CLOSING BY OVERSTOCK.COM
5.01	Closing Deliveries
ARTICLE VI ITEMS TO BE DELIVERED AT CLOSING BY GEAR.COM
6.01	Closing Deliveries

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSING
7.01	Conditions to Obligation of Overstock.com
7.02	Conditions to the Obligations of Gear.com
ARTICLE VIII TERMINATION AND AMENDMENT
8.01	Termination
8.02	Effect of Termination
8.03	Amendment
8.04	Waiver
ARTICLE IX COVENANTS
9.01	General
9.02	Covenants and Continuing Obligations Regarding Charter Documents
9.03	Conduct of Business Pending the Merger
9.04	Conduct of Business Pending the Merger
9.05	Operation of Business
9.06	Operation of Business
9.07	Full Access
9.08	Notices
ARTICLE X MISCELLANEOUS PROVISIONS
10.01	Expenses
10.02	Further Assurances
10.03	Public Announcements
10.04	Notices
10.05	Jurisdiction; Service of Process
10.06	Governing Law
10.07	Entire Agreement
10.08	No Oral Modification
10.09	Assignments, Successors, and No Third-Party Beneficiaries
10.10	Severability
10.11	Captions; Currency
10.12	Exhibits and Schedules
10.13	Specific Performance
10.14	Interpretation
10.15	Counterparts
10.16	Tax-Free Reorganization

EXHIBITS

EXHIBIT A                             — Defined Terms

EXHIBIT B                               — Chart Outlining the Number of Shares of Overstock.com Common Stock to be Issued and Options for Overstock.com Common Stock to be Granted

EXHIBIT C                               — Intentionally Omitted

EXHIBIT D                              — Articles of Merger

EXHIBIT E                                — Form Opinion of Counsel to Overstock.com

EXHIBIT F                                — Form Opinion of Counsel to Gear.com

AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into on the 3rd day of November, 2000 (the “Execution Date”), by and among OVERSTOCK.COM, INC., a Utah corporation (“Overstock.com”), OVERSTOCK.COM ACQUISITION SUBSIDIARY, INC., a Washington corporation (“Sub”) and GEAR.COM, INC., a Washington corporation (“Gear.com”).

RECITALS

                A.            The parties desire that Sub merge with and into Gear.com (the “Merger”), with Gear.com surviving, in accordance with WBCA and subject to the conditions herewith set forth.

                B.            The respective Boards of Directors of Overstock.com, Sub and Gear.com have determined that it is in the best interests of each entity and its respective shareholders that the Merger be consummated in the manner and on the terms and conditions set forth herein.

                C.            The Board of Directors of Gear.com has approved this Agreement and the Merger as required by applicable law.

                D.            The Board of Directors of Overstock.com and Sub have approved this Agreement and the Merger as required by applicable law.

                E.             The parties intend that the Merger shall (i) qualify as a tax-free reorganization described in Section 368(a) of the Internal Revenue Code, as amended, and (ii) be accounted for as a purchase.

A G R E E M E N T

                For good and valuable consideration, and in consideration of the terms and conditions contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

                1.01         Defined Terms.  For purposes of this Agreement, all capitalized terms shall have the meanings set forth on Exhibit A attached hereto and incorporated herein for all purposes (such meanings to be equally applicable to both the singular and the plural forms of the terms defined), unless otherwise defined in the body of this Agreement.

ARTICLE II

THE MERGER

                2.01         The Merger.  On the basis of the representations, warranties, covenants and agreements set forth in this Agreement, at the Effective Time of the Merger and in accordance with the WBCA:

(a)           Sub shall be merged with and into Gear.com with Gear.com as the surviving corporation (Gear.com as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Corporation”).

(b)           At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the substantive portions of the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: “The name of this corporation is Gear.com, Inc.”

(c)           The Bylaws of Sub as in effect immediately prior to the Effective Time shall thereafter be the Bylaws of the Surviving Corporation until duly amended or repealed.

(d)           The directors of Sub immediately prior to the Effective Time shall thereafter be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

(e)           The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their resignations or removal.

(f)            The other effects of the Merger shall be as set forth in this Agreement, the Articles of Merger and the applicable provisions of Washington law.

                2.02         Certain Effects of the Merger.  At the Effective Time, the separate existence of Sub shall cease, and Sub shall be merged into Gear.com which, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public or of a private nature, and be subject to all restrictions, disabilities and duties of each of Gear.com and Sub and shall continue its corporate existence as a Washington corporation.  If at any time Overstock.com shall consider or be advised by its outside advisors that any further assignment or assurances in law or any things are reasonably necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of Gear.com, the last acting officers and directors of such corporation, as the case may be, or the corresponding officers and directors of the Surviving Corporation shall and will execute and make all such proper assignments and assurances and do all things reasonably necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

                2.03         Conversion of Securities.

(a)           At the Effective Time, by virtue or the Merger and without any action on the part of Overstock.com, Gear.com Sub or any holder of Gear.com Capital Stock by virtue of the Merger, except with respect to the approval requirements hereunder:

(i)            Each share of Common Stock of the Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one fully paid and non-assessable share of Common Stock of the Surviving Corporation which, together, shall constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation immediately after the Effective Time.

(ii)           All shares of any class of capital stock of Gear.com held by Gear.com as treasury shares, if any, shall be canceled.

(iii)          Each share of Gear.com Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Gear.com Common Stock, if any, held by Persons who have not, by written consent or vote, approved the Merger and with respect to which such Persons shall become entitled to exercise dissenters’ rights in accordance with Chapter 23B.13 of the WBCA), shall be converted into 2.798554 fully paid and non-assessable shares of Overstock.com Common Stock.  Nineteen Million Thirteen Thousand Nine Hundred Thirty-three (19,013,933) shares of Overstock.com Common Stock (the “Maximum Common Stock Pool”), is the maximum aggregate number of shares of Overstock.com Common Stock that may be issued upon conversion of all Gear.com Common Stock issued and outstanding immediately prior to the Effective Time.

(iv)          Each share of Gear.com Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Gear.com Series A Preferred Stock, if any, held by Persons who have not, by written consent or vote, approved the Merger and with respect to which such Persons shall become entitled to exercise dissenters’ rights in accordance with Chapter 23B.13 of the WBCA) shall be converted into 10.044735 shares of fully paid and non–assessable shares of Overstock.com Common Stock.  Twenty-one Million Seven Hundred Seventy-three Thousand Two Hundred Sixty-nine (21,773,269) shares of Overstock.com Common Stock (the “Maximum Series A Preferred Pool”), is the maximum aggregate number of shares of Overstock.com Common Stock that may be issued upon conversion of all Gear.com Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(v)           Each share of Gear.com Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Gear.com Series B Preferred Stock, if any, held by Persons who have not, by written consent or vote, approved the Merger and with respect to which such Persons shall become entitled to exercise dissenters’ rights in accordance with Chapter 23B.13 of the WBCA) shall be converted into 3.348244 shares of fully paid and non-assessable of Overstock.com Common Stock.  Seventeen Million Four Hundred Sixty-nine Thousand One Hundred Seventy-three (17,469,173) shares of Overstock.com Common Stock (the “Maximum Series B Preferred Pool”), is the maximum aggregate number of shares of Overstock.com Common Stock that may be issued upon conversion of all Gear.com Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

(vi)          A chart outlining the potential number of shares of Overstock.com Common Stock to be issued and options for Overstock.com Common Stock to be granted in connection with this Agreement is summarized in Exhibit B, attached hereto and incorporated herein for all purposes.

(vii)         In the event a Gear.com Shareholder perfects his, her or its dissenters’ rights, pursuant to Chapter 23B.13 of the WBCA (“Dissenters’ Rights”), he, she or it would not be entitled to receive any shares of Overstock.com Common Stock.

(viii)        Each Gear.com Shareholder (excluding those Gear.com Shareholders exercising their Dissenters’ Rights) shall receive the number of shares of Overstock.com Common Stock equal to its, his or her “Proportionate Share” of the Maximum Common Stock Pool, Maximum Series A Preferred Pool and the Maximum Series B Preferred Pool, respectively, based on the following formula: (a) with respect to those Gear.com Shareholders owning Gear.com Common Stock, the term “Proportionate Share,” with respect to the Maximum Common Stock Pool, shall be equal to the total number of shares of Gear.com Common Stock owned by the applicable Gear.com Shareholder divided by the total number of shares of

Gear.com Common Stock held by all Gear.com Shareholders; (b) with respect to those Gear.com Shareholders owning Gear.com Series A Preferred Stock, the term “Proportionate Share,” with respect to the Maximum Series A Preferred Pool, shall be equal to the total number of shares of Gear.com Series A Preferred Stock owned by the applicable Gear.com Shareholder divided by the total number of shares of Gear.com Series A Preferred Stock held by all Gear.com Shareholders; and (c) with respect to those Gear.com Shareholders owning Gear.com Series B Preferred Stock, the term “Proportionate Share,” with respect to the Maximum Series B Preferred Pool, shall mean the total number of shares of Gear.com Series B Preferred Stock owned by the applicable Gear.com Shareholder divided by the total number of Gear.com Series B Preferred Stock held by all of the Gear.com Shareholders.

(ix)           Notwithstanding anything to the contrary contained herein, the total number of shares of Overstock.com Common Stock to be issued, to be subject to Dissenters’ Rights pursuant to this Section 2.03, and to be subject to the Gear.com Options assumed by Overstock.com upon the Effective Date shall not exceed 63,482,207.

(b)           On or as soon as practicable after the Execution Date (but in no event later than four (4) days after the Execution Date), Overstock.com or Gear.com shall mail to each of the Gear.com shareholders as of the record date for determining the Gear.com shareholders entitled to consent to the Merger an Information Package and instructions for effecting the surrender of the certificates in exchange for certificates representing Overstock.com Common Stock.  Upon surrender of a certificate for cancellation to Overstock.com (or to such other agent as may be appointed by Overstock.com), together with all of the documents included in the Information Package that require execution by shareholders, duly executed, and such other documents as may be reasonably required by Overstock.com, the Gear.com Shareholders shall be entitled to receive in exchange therefor, by the later of (a) fifteen 15 business days following the Closing Date, and (b) fifteen (15) business days following the surrender of such certificate, a certificate representing that number of whole shares of Overstock.com Common Stock that such holder has the right to receive based upon the conversion described in Section 2.03 herein.

                2.04         Dissenters’ Rights.

(a)           Notwithstanding Section 2.03 hereof, Dissenting Shares shall not be converted into a right to receive any portion of Overstock.com Common Stock.  The holders thereof shall be entitled only to such rights as are granted by the WBCA.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the WBCA shall receive payment therefor from the Surviving Corporation in accordance with the WBCA; provided, however, that (i) if any Gear.com Shareholder immediately prior to the Closing who asserts Dissenters’ Rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to Dissenters’ Rights as provided in the WBCA, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the dissenters’ rights process under the WBCA, each such share held by such Dissenter shall be treated as if it had been converted, as of the Effective Time, into Overstock.com Common Stock as provided in Section 2.03.  Gear.com shall give Overstock.com prompt notice of any demands for payment received by Gear.com from a person asserting Dissenters’ Rights, and Overstock.com shall have the right to participate in all negotiations and proceedings with respect to such demands.  Gear.com shall not, except with the prior written consent of Overstock.com, make any payment with respect to, or settle or offer to settle, any such demands.

(b)           As used herein, the term “Dissenting Shares” means any shares of Gear.com Capital Stock held by shareholders who have not consented to, or approved, the Merger and who are entitled to Dissenters’ Rights under the WBCA, and who have properly exercised and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their Gear.com Capital Stock in accordance with the WBCA.

                2.05         Rounding Numbers.  In determining a Gear.com Shareholder’s right to his, her or its Proportionate Share of the merger consideration described herein, any fractional share of Overstock.com Common Stock to which a Gear.com Shareholder would have been entitled to based on his, her or its Proportionate Share shall be rounded up to a whole share of Overstock.com Common Stock.

                2.06         No Further Transfers.  After the Closing Date, there shall be no transfers of any shares of Gear.com Capital Stock on its stock transfer books.  If, after the Closing Date, certificates formerly representing shares of Gear.com Capital Stock are presented to Gear.com, they shall be forwarded to Overstock.com and be canceled and exchanged in accordance with this Section 2.06, subject to applicable law in the case of Dissenting Shares.

                2.07         Assumption of Outstanding Stock Options.

(a)           At the Effective Time, Overstock.com shall assume the Gear.com, Inc. 1998 Restated Stock Option Plan (the “Gear.com Option Plan”) and outstanding non-qualified options (the “Gear.com Options”) to acquire 1,867, 333 shares of Gear.com Common Stock granted under the Gear.com Option Plan to the individuals identified to Overstock.com in writing by Gear.com prior to the Closing.  Upon the Effective Date, the assumed Gear.com Options shall be converted into options for an aggregate of 5,225,832 shares of Overstock.com Common Stock, based upon an exchange ratio of 2.798554 shares of Overstock.com Common Stock to one share of Gear.com Common Stock underlying the assumed stock option.  The exercisability of the assumed Gear.com Options shall not be affected by the transactions contemplated by this Agreement.

(b)           At the Effective Time, each then outstanding Gear.com Option whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Overstock.com.  Each Gear.com. Option so assumed by Overstock.com under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Gear.com Option Plan (and any applicable stock option agreement for such Gear.com Option, including any amendments thereto) immediately prior to the Effective Time (including without limitation, any vesting provisions or post–termination exercise periods) except as follows:

(i)            Each Gear.com Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Overstock.com Common Stock equal to the product of the number of shares of Gear.com Common Stock that were issuable upon exercise of such Gear.com Option immediately prior to the Effective Time multiplied by 2.798554, rounded up to the nearest whole number of shares of Overstock.com Common Stock; and

(ii)           The per share exercise price for the shares of Overstock.com Common Stock issuable upon exercise of such assumed Gear.com Option will be equal to the product determined by dividing the exercise price per share of Gear.com Common Stock at which such Gear.com Option was exercisable immediately prior to the Effective Time by 2.798554, rounded up to the nearest whole cent.

(c)           Each assumed Gear.com Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as of immediately prior to the Effective Time.  As soon as reasonably practicable, but in no event more than twenty (20) days after the Effective Time, Overstock.com will issue to each person who holds an assumed Gear.com Option a document evidencing the assumption of such Gear.com Option by Overstock.com.

                2.08         Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of Bracewell & Patterson, L.L.P. at the following location: 500 N. Akard, Suite 4000, Dallas, Texas 75201, at 10:00 a.m. Central Standard time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties, to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

                2.09         Filing of Articles of Merger.  On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate agreement of merger and related documents (collectively, the “Articles of Merger”) complying with the applicable provisions of the WBCA, substantially in the form attached hereto as Exhibit D, and in such form as required by, and executed in duplicate in accordance with, Washington Law, to be delivered for filing with the Secretary of State of the State of Washington (the “Washington Secretary of State”).  The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) of filing of the Articles of Merger with the Washington Secretary of State or at such time as may be specified in the Articles of Merger as filed.  If the Washington Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Overstock.com, Sub and Gear.com will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GEAR.COM

                Except as is otherwise set forth in the Gear.com Schedule of Exceptions, Gear.com hereby, represents and warrants to Overstock.com, as follows:

                3.01         Organization and Qualification.  Gear.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite authority and power, licenses, authorizations, consents and approvals to carry on its Business, to own, hold and operate its properties and assets and to enter into this Agreement and the other agreements contemplated hereunder.  Gear.com is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                3.02         Authorizations and Validity of this Agreement.  The execution, delivery and performance by Gear.com of this Agreement and each of the other Transaction Documents to be executed and delivered by Gear.com are within Gear.com’s corporate powers and have been duly authorized by all necessary corporate action.

                3.03         Binding Obligations.  This Agreement and each of the other Transaction Documents to be executed and delivered by Gear.com constitute the legal, valid and binding obligations of Gear.com and are enforceable against Gear.com in accordance with their terms, except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                3.04         Capitalization of Gear.com.  The authorized capital stock of Gear.com consists of (a) Sixty Million (60,000,000) shares of Common Stock, par value One Cent ($0.01) per share, of which Six Million Seven Hundred Ninety-Four Thousand One Hundred Ninety–Nine (6,794,199) shares are issued and outstanding as of the Closing Date and Twenty–Five Million (25,000,000) shares of Preferred Stock, par value One Cent ($0.01) per share, consisting of (i) 2,167,630 shares of Series A Convertible Preferred Stock, all of which are issued and outstanding as of the Closing Date, and (ii) 5,217,412 shares of Series B Convertible Preferred Stock, all of which shares are issued and outstanding as of the Closing Date.  Set forth on Schedule 3.04 is a complete and accurate list of shareholders of Gear.com, including the number of shares held by each, and a complete and accurate list of all Persons who hold options or warrants to acquire shares of capital stock of Gear.com as of the Closing Date, (the “Gear.com Option Holders”).  All of the outstanding shares of capital stock of Gear.com are duly authorized, validly issued, fully paid and non–assessable.  Except as described on Schedule 3.04, there are no warrants, options, phantom stock, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of Gear.com, or notes, securities or other instruments convertible into or exchangeable for capital stock of Gear.com, nor any agreements or understandings with respect to the issuance thereof, including without limitation, agreements to issue securities of Gear.com in exchange for services.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of Gear.com Capital Stock.

                3.05         No Brokers or Finders.  Gear.com has incurred no liability for commissions or other fees to any finder or broker in connection with the Merger.

                3.06         Agreements.  Except as disclosed on Schedule 3.06 hereto, Gear.com is not a party to or bound by any Contract (i) that involves a payment in excess of $50,000 during any 12–month period of time; (ii) that is not cancelable by Gear.com without penalty upon twenty (20) days notice; or (iii) that is expected to generate more than $50,000 in revenues in the twelve months after the date hereof.  Except as set forth on Schedule 3.06, Gear.com has not (i) made commitments relating to the acquisition by Gear.com of any operating business or the capital stock of any other Person; (ii) made commitments under which Gear.com agrees to indemnify any Person other than in the ordinary course of business, as required by law or as set forth in Gear.com’s Articles of Incorporation or Bylaws as amended, (iii) made commitments relating to any Governmental Entity; (iv) made material commitments with agents, sales representatives and consultants to the Business; (v) made commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co–signer, endorser, co–maker, indemnitor or otherwise in respect of the obligation, of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business.

                3.07         Litigation.  There is no Action pending or, to the knowledge of Gear.com, threatened against or affecting Gear.com or its respective properties or assets.  Gear.com (including, without limitation, Gear.com’s properties and assets) is not subject to any Order.

                3.08         Indebtedness.  Gear.com is not a party to any loan agreement, indenture, guaranty or other obligation, whether written or oral, relating to (i) indebtedness of Gear.com; (ii) money loaned to others; or (iii) the performance of any debt obligation to which Gear.com is a party other than as disclosed on Schedule 3.08 hereto.  All of the items listed on Schedule 3.08 were entered into in the ordinary course of business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and, except as otherwise disclosed on Schedule 3.08, to the knowledge of Gear.com, there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto.

                3.09         Disclosure.  No representation or warranty of Gear.com contained in this Agreement or the Transaction Documents delivered at Closing contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                3.10         No Conflicts.  Except for such filings and Consents as may be required under the WBCA and as set forth in Schedule 3.10 hereto, neither the execution, delivery or performance of this agreement by Gear.com, nor the consummation of the merger will, with or without giving of notice or lapse of time or both (i) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Gear.com; (ii) require any Permit or Consent of any Governmental Entity; (iii) require any Consent under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract of Gear.com valued at $25,000 on an individual basis or $100,000, in the aggregate, or to any other obligation of Gear.com; (iv) violate, conflict with or result in any breach of any Order or Law applicable to Gear.com; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of Gear.com, except in the case of each of the foregoing, where such violation or the failure to obtain such Permits or Consents would not, individually or in the aggregate, have a Material Adverse Effect.

                3.11         Subsidiaries.  Gear.com has no Subsidiaries and does not, directly or indirectly, own any interest in any corporation, partnership, firm or other business entity.

3.12         Employees and Employee Benefit Plans.

(a)           Schedule 3.12 hereto contains a complete list of all employment agreements to which Gear.com is a party.  Gear.com has provided to Overstock.com the names and current annual or hourly cash compensation and other material benefits, with respect to each employee of Gear.com and any employment contracts, employee confidentiality agreements, and employee non-compete agreements to which Gear.com is a party.  To Gear.com’s knowledge, no labor organization, collective bargaining representative or group represents or claims to represent any of Gear.com’s present employees and Gear.com has no collective bargaining or employment or other similar agreements with any employees of Gear.com.  With respect to employees of Gear.com, (i) there is no strike, labor dispute or work stoppage, slow down, or lockout actually pending or, to the knowledge of Gear.com, threatened against or affecting Gear.com; (ii) no union organizational campaign is in progress; (iii) Gear.com is in material compliance with all applicable laws representing employment and employment practices, term and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against Gear.com pending or, to the knowledge of Gear.com, threatened against Gear.com before the National Labor Relations Board (herein so called); (v) there is no pending or, to the knowledge of Gear.com, threatened grievance; and (vi) (A) to the knowledge of Gear.com, no charges with respect to or relating to Gear.com are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (B) Gear.com has received no notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Gear.com and, to the knowledge of Gear.com, no such investigation is in progress.  Except as described on Schedule 3.12 hereto, to the knowledge of Gear.com, no sexual harassment has occurred or is occurring and no hostile work environment has been created by any current or past employee of Gear.com.

(b)           Gear.com has made available to Overstock.com current, accurate and complete copies of all documents embodying or relating to each company benefit plan, policy or program (including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of ERISA), each employee agreement, including all amendments thereto, and trust or funding agreements with respect thereto, any of which plan, policy, program or agreement is (i) sponsored, maintained, or contributed to by Gear.com, or (ii) with respect to which Gear.com has (or could have) any obligation or liability.  Gear.com has also made available to Overstock.com a complete and accurate pay register for all of its current employees.

(c)           Neither Gear.com nor any ERISA Affiliate presently sponsors, maintains or contributes to, nor has Gear.com nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a pension plan which is subject to Title IV of ERISA.

(d)           Neither Gear.com nor any ERISA Affiliate (i) maintains or contributes to any Gear.com benefit plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee would be provided with life insurance, medical, severance or other employee welfare benefits upon his retirement or termination of employment, except to the extent required by Section 4980B of the Code.

(e)           Gear.com is not obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an “excess parachute payment,” as defined in Section 280G(b) of the Code.

                3.13         Financial Statements.  Gear.com has previously delivered to Overstock.com the financial statements described in Section 3.13(a), and attached to this Agreement as Schedule 3.13(b) are the financial statements described in Section 3.13(b) (the financial statements described in this Section 3.13 are herein sometimes collectively referred to as the “Financial Statements”).  The Financial Statements are:

(a)           an audited balance sheet of Gear.com at December 31, 1999, and the related audited statement of income, changes in stockholders’ equity and statement of cash flows for the 12–month period then ended (the “Most Recent Fiscal Year End”), and

(b)           unaudited balance sheet of Gear.com and related unaudited statement of income, (the “Most Recent Financial Statements”) as of and for the nine months ended September 30, 2000.

The foregoing Financial Statements, including in all cases the notes thereto, are in all material respects in accordance with the Books and Records of Gear.com (which, in turn, are accurate and complete in all material respects), have been prepared in accordance with GAAP consistently applied over the periods covered thereby (with the exception that the Most Recent Financial Statements do not include footnotes), and fairly present the financial condition of Gear.com as of the date thereof and for the period covered thereby subject to normal year–end audit adjustments and any other adjustments described therein.  Other than liabilities that have arisen since September 30, 2000, in the ordinary course of the business of Gear.com or except as disclosed on Schedule 3.13, Gear.com has not incurred any obligation or liability of any nature, whether absolute, accrued, contingent or otherwise, required to be set forth on a balance sheet under GAAP which is not reflected in the Most Recent Financial Statements.  As of October 15, 2000, the aggregate liabilities of Gear.com are as set forth on Schedule 3.13.

                3.14         No Adverse Changes.  Except as disclosed on Schedule 3.14, since September 30, 2000, there has been (a) no change in (i) the assets, liabilities or financial condition of Gear.com from that set forth in the Most Recent Financial Statements, or (ii) the condition (other than financial) or business of Gear.com, other than, with respect to clauses (i) and (ii) hereof, changes in the ordinary course of business the effect of which changes has not caused, individually or in the aggregate, a Material Adverse Effect, (b) no damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect, (c) no labor dispute, other than routine grievances by individual employees, that has caused, individually or in the aggregate, a Material Adverse Effect, (d) no declaration or payment by Gear.com of any dividend or other distribution, in cash or property or other assets, (e) no transfer of any Intellectual Property Rights, (f) no mortgage or pledge of or encumbrance upon any assets of Gear.com, (g) no contractual obligation entered into by Gear.com providing for obligations of a party thereto of $50,000 or more, (h) no agreement by Gear.com to borrow money or incur or guarantee indebtedness, (i) no notice received regarding the termination, cancellation, acceleration or modification of any Contract, to which Gear.com is a party or by which Gear.com is bound, (j) no change made or authorized in the Articles of Incorporation or Bylaws of Gear.com, (k) no increase in the base compensation of any of its directors, officers and employees, and (l) no change in employment terms for any of its directors, officers and employees.

                3.15         Title to Properties.  Gear.com has good and marketable title to all of its personal properties and assets reflected in the Most Recent Financial Statements, or purported to have been acquired after the date of such Most Recent Financial Statements (excepting, however, property and other assets, sold or otherwise disposed of subsequent to such date in the ordinary course of business), free of any mortgage, pledge, lien, charge, security interest or other Encumbrance, subordination or adverse claim, except as reflected in the Most Recent Financial Statements for Gear.com.  Gear.com enjoys peaceful and undisturbed possession under all permits or leases under which it is operating, and all such leases are valid, subsisting and in full force and effect.  Gear.com has not been advised of a breach of any such permit or lease and there is no basis for any such breach to be threatened.  Except as disclosed on Schedule 3.15, neither any director or officer of Gear.com nor the shareholder of Gear.com owns or has any interest (other than as shareholder) in any property, real or personal, tangible or intangible, used in the Business of Gear.com.

                3.16         Inventory.  Gear.com’s net inventory is merchantable and fit for the purpose for which it was procured, and none of such is slow–moving, obsolete, damaged or defective, subject only to the reserve for write–downs or write–offs of Inventory set forth on the face of the Financial Statements.  The Financial Statements accurately reflect the cost of the Gear.com Inventory.

                3.17         Compliance with Laws and Other Instruments.  Except as set forth on Schedule 3.17, Gear.com is in compliance and has in the past complied with all existing foreign and domestic laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Business and/or its assets, except for any non–compliance which would not have a Material Adverse Effect on Gear.com.  Neither the ownership nor use of Gear.com’s properties nor the conduct of the Business conflicts with the rights of any other Person, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of Gear.com’s Articles of Incorporation or Bylaws as presently in effect, or any Encumbrance, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Gear.com is a party or by which any of them may be bound or affected.  Except as set forth on Schedule 3.17, Gear.com has no knowledge of any currently proposed foreign, federal or state laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business and/or Gear.com’s assets, which might have a Material Adverse Effect on the Business and its assets, whether now or at any time after the Closing.  Except as set forth on Schedule 3.17 hereto, there is no outstanding order of restraint, no outstanding or, to the knowledge of Gear.com, threatened order, writ, injunction or decree of any foreign or domestic court, governmental agency, arbitration tribunal or environmental claim against Gear.com, involving or relating to the Business and/or its respective assets.  The foregoing shall be deemed to include, but not be limited to, foreign and domestic laws and regulations relating to applicable patent, copyright and trademark laws, trade secret and unfair competition laws, and all other applicable foreign and domestic laws, including equal opportunity, wage and hour and other employment matters, and antitrust and trade regulation laws.

                3.18         Discoveries.  Except as disclosed on Schedule 3.18, no employee has developed any ideas, conceptions, inventions, improvements or discoveries which would be considered Intellectual Property, whether patentable or not, that relate to the Business but are not the property of Gear.com.

                3.19         Copyright.  Except as disclosed on Schedule 3.19, no employee has created any original work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright, including, without limitation, video tapes, written presentations, computer programs, drawings, models, manuals, brochures and the like that relate to the Business but are not the property of Gear.com.

                3.20         Related Party Transactions.  Except as disclosed on Schedule 3.20, no shareholder, director, officer or former shareholder, director of officer of Gear.com, or any affiliate of or any person related by blood or marriage to any such present or former shareholder, director or officer: (i) owns any property or right, tangible or intangible, which is used in the Business; (ii) to the knowledge of Gear.com has any pending claim or cause of action against Gear.com; or (iii) owes any money to Gear.com.

                3.21         Intellectual Property.

(a)           Schedule 3.21 lists all Intellectual Property Registrations covering Intellectual Property used by Gear.com in the operation of the Business or necessary for the operation of the

Business as presently conducted.  All such Intellectual Property is either owned by Gear.com or covered by an agreement listed on Schedule 3.21, except where the failure to own or possess rights to use Intellectual Property would not have a Material Adverse Effect on Gear.com.  To the extent any such Intellectual Property is listed on Schedule 3.21, Gear.com has taken all reasonable measures to maintain in confidence all Trade Secrets and confidential information that it owns or uses.  Except as set forth on Schedule 3.21, all of Gear.com’s patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with respect to all fees and filings due as of the date of this Agreement.  To the knowledge of Gear.com, no other Person has any rights to any of the Intellectual Property owned or used by Gear.com (except pursuant to agreements or licenses specified on Schedule 3.21) and, to the knowledge of Gear.com, no other Person is infringing, violating or misappropriating any of the Intellectual Property that Gear.com owns (except as set forth on Schedule 3.21).

(b)           To the knowledge of Gear.com, the use of the Intellectual Property owned by Gear.com in the operation of its Business does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any other Person.  Gear.com has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(c)           Schedule 3.21 identifies each patent or registration which has been issued to Gear.com with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to any of its Intellectual Property, describes each patent application which Gear.com presently intends to file, and identifies each license or other agreement pursuant to which Gear.com or any of its subsidiaries has granted any rights to any third party with respect to any of its Intellectual Property, except for those licenses granted in the ordinary course of business by Gear.com to its customers.

(d)           Except as set forth in Schedule 3.21, Gear.com has not entered into any agreement or offered to indemnify any Person against any charge of infringement by Gear.com’s Intellectual Property.  Gear.com has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of Gear.com’s Intellectual Property rights.

                3.22         Permits.  Schedule 3.22 sets forth a list of all Permits issued to or held by Gear.com.  Such listed permits are the only permits that are required for Gear.com to conduct its Business as presently conducted.  Each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the consummation of the Merger.

                3.23         Restrictions on Business.  Gear.com and its Affiliates are not restricted by agreement from carrying on the Business anywhere in the world.

                3.24         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Gear.com.

                3.25         Absence of Certain Commercial Practices.  Neither Gear.com nor any person acting on behalf of it has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other person who is or may be in a position to help, hinder or assist Gear.com or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits (other than entertainment expenses provided in the ordinary and normal course of business in accordance with applicable law) would individually or in the aggregate subject Gear.com or any officer, director, employee or agent of Gear.com, to any fine, penalty, cost or expense or to any criminal sanctions.  No such gift or benefit is required in connection with the operations of Gear.com and the Business to avoid any penalty, cost, expense or Material Adverse Effect on Gear.com.

                3.26         Condition of Assets.  The assets of Gear.com are in good operating condition and repair, are fit and usable for the purposes for which they are being used and conform in all material respects to all applicable ordinances, regulations and laws.

                3.27         Tax Matters.  Gear.com has (A) timely filed all tax returns, reports and declarations that are required to have been filed by it with all appropriate foreign, U.S. federal, state and local governmental agencies (and all such returns are true and correct in all material respects) and has paid all foreign, U.S. federal, state and local taxes with respect to the periods covered by such returns except such amounts which are being contested in good faith; (B) timely paid all taxes owed by it or which it is obligated to withhold from amounts owing to any employee (including, without limitation, social security taxes), creditor or third party except such amounts which are being contested in good faith; and (C) not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency, except where the failure to take the actions set forth in (A), (B) and (C) would not have a Material Adverse Effect.  There is no pending dispute with any taxing authority relating to any of said returns which if determined adversely to Gear.com would result in the assertion by any taxing authority of any valid deficiency for taxes and to Gear.com’s knowledge, there is no liability for any taxes for which Gear.com has not made an adequate reserve on the Most Recent Financial Statement, except for such liabilities which would not have a Material Adverse Effect.

                3.28         Books and Records.  Gear.com maintains its Books and Records in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and financial condition of Gear.com.  Gear.com has made available to Overstock.com the complete and accurate set of Gear.com’s Books and Records.

                3.29         Representations Not Waived.  The representations and warranties of Gear.com contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of Overstock.com and/or its representatives or agents or by reason of the fact that Overstock.com and/or its representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any material respect.

                3.30         Intellectual Property Assignments; Confidentiality Agreements.  With respect to any Intellectual Property described on Schedule 3.30 hereto, which constitutes the invention of any employee of Gear.com (collectively hereinafter, “Employee Inventions”), all employees of Gear.com have assigned their rights, if any, to such Employee Inventions to Gear.com pursuant to assignment agreements (collectively, the “Intellectual Property Assignments”).  With respect to all of the Intellectual Property described on Schedule 3.21 hereto, all employees of Gear.com have executed invention assignment and confidentiality agreements in favor of Gear.com (collectively, the “Confidentiality Agreements”).  True, correct and complete copies of all of the Intellectual Property Assignments and the Confidentiality Agreements have been made available by Gear.com to Overstock.com.  To the knowledge of Gear.com, none of Gear.com’s officers, employees, consultants, distributors, agents or representatives have on their own behalf entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Gear.com during the period in which such officer, employee, consultant, agent or representative was employed with or engaged by Gear.com.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OVERSTOCK.COM

                Overstock.com hereby represents and warrants to Gear.com as follows:

                4.01         Organization and Good Standing.

(a)           Overstock.com is a corporation, duly organized, validly existing and in good standing under the laws of State of Utah, and has all requisite corporate authority and power, licenses, authorizations, consents and approvals to carry on its business, to own, hold and operate its properties and assets and to enter into this Agreement and the other agreements contemplated hereunder.  Overstock.com is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had an could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Overstock.com.

(b)           Sub is a corporation, duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate authority and power, licenses, authorizations, consents and approvals to carry on it business, to own, hold and operate its properties and assets and to enter into this Agreement and the other agreements contemplated hereunder.  Sub is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sub.

                4.02         Authorizations and Validity of This Agreement.

(a)           The execution, delivery and performance by Overstock.com of this Agreement and each of the other Transaction Documents to be executed and delivered by Overstock.com are within the corporate powers of Overstock.com, and have been duly authorized by all necessary corporation action.

(b)           The execution, delivery and performance by Sub of this Agreement and each of the other Transaction Documents to be executed and delivered by Sub are within the corporate powers of Sub, and have been duly authorized by all necessary corporate action.

                4.03         Binding Obligations.

(a)           This Agreement and each of the other Transaction Documents to be executed and delivered by Overstock.com constitutes the legal, valid and binding obligation of Overstock.com and is enforceable against Overstock.com in accordance with their respective terms, except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           This Agreement and each of the other Transaction Documents to be executed and delivered by Sub constitutes the legal, valid and binding obligations of Sub and is enforceable against Sub in accordance with their respective terms, except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                4.04         Capitalization.

(a)           The authorized capital stock of Overstock.com consists of Five Hundred Million (500,000,000) shares of capital stock of which Four Hundred Fifty Million (450,000,000) shares are designated as “Common Stock” with no par value per share (“Overstock.com Common Stock”) and of which Fifty Million (50,000,000) shares are designated as Preferred Stock, no par value per share (“Overstock.com Preferred Stock”).  Set forth on Schedule 4.04 is a complete and accurate list of all shareholders of Overstock.com, including the number of shares held by each, and a complete and accurate list of all Persons who hold options or warrants to acquire shares of capital stock of Overstock.com (“Overstock.com Option Holders”), Two Hundred Twenty–three Million Eight Hundred Forty–two Thousand and Six Hundred Eighty–three (223,842,683) shares of Overstock.com Common Stock are issued and outstanding on the date hereof.  No shares of Overstock.com Preferred Stock are issued and outstanding on the date hereof.  Except for outstanding warrants to purchase an aggregate of Thirty–one Million Eight Hundred and Three Thousand Six Hundred Ninety–six (31,803,696) shares of Overstock.com Common Stock and outstanding options to purchase an aggregate of 7,618,069 shares of Overstock.com Common Stock on the date hereof, no other shares of capital stock or other securities of Overstock.com were issued, reserved for issuance or outstanding.  All of the outstanding shares of Overstock.com Common Stock are duly authorized, validly issued, fully paid and non–assessable.  Except as described on Schedule 4.04, there are no warrants, options, phantom stock, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire Capital Stock of Overstock.com, or notes, securities or other instruments convertible into or exchangeable from capital stock of Overstock.com nor any agreements, or understandings with respect to the issuance thereof, including, without limitation, agreements to issue securities of Overstock.com in exchanges for services.  There are no derivative securities, bonds, debentures, notes or other indebtedness of Overstock.com having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of Overstock.com may vote.  There are no voting trusts, proxies or understandings with respect to voting Overstock.com Capital Stock.

(b)           The authorized capital stock of Sub consists of One Thousand (1000) shares of Common Stock, par value One Cent per share ($0.01).  Overstock.com is the sole owner of such outstanding shares of Common Stock.  No other shares of capital stock or other voting securities of Sub were issued, reserved for issuance or outstanding.  All of the outstanding shares of Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable.  Except as described on Schedule 4.04, there are no warrants, options, phantom stock, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of Sub, or notes, securities or other instruments convertible into or exchangeable from capital stock of Sub, nor any agreements, or understandings with respect to the issuance thereof, including, without limitation, agreements to issue securities of Sub in exchanges for services.  There are no derivative securities, bonds, debentures notes or other indebtedness of Sub having the right to vote or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of Sub may vote.

                4.05         No Brokers or Finders.  Overstock.com has incurred no liability for commissions or other fees to any finder or broker in connection with the Merger.

                4.06         Agreements.  Except as disclosed on Schedule 4.06 hereto, Overstock.com is not a party to or bound by any Contract (i) involving a payment in excess of $50,000 during any 12–month period of time; (ii) that is not cancelable by Overstock.com without penalty upon twenty (20) days notice; or (iii) that is expected to generate more than $50,000 in revenues in the twelve months after the date hereof.  Except as set forth on Schedule 4.06, Overstock.com has not (i) made commitments relating to the acquisition by Overstock.com of any operating business or the capital stock of any other Person; (ii) made commitments under which Overstock.com agrees to indemnify any Person other than in the ordinary course of business or as required by law; (iii) made commitments relating to any Governmental Entity; (iv) made material commitments with agents, sales representatives and consultants to the Business; or (v) made commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, co–signer, endorser, co–maker, indemnitor or otherwise in respect of the obligation, of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business.

                4.07         Indebtedness.  Overstock.com is not a party to any loan agreement, indenture, guaranty or other obligation, whether written or oral, relating to (i) indebtedness of Overstock.com; (ii) money loaned to others; or (iii) the performance of any obligation to which Overstock.com is a party other than as disclosed on Schedule 4.07 hereto.  All of the items listed on Schedule 4.07 were entered into in the ordinary course of business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and, except as otherwise disclosed on Schedule 4.07, there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto.

                4.08         Overstock.com Common Stock.  The shares of Overstock.com Common Stock to be issued to the Gear.com Shareholders pursuant to and in accordance with this Agreement have been duly authorized and, when issued and delivered pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free and clear of all Encumbrances, other than restrictions on transfer imposed by the Securities Act and state securities laws, including without limitation “blue sky” laws.

                4.09         No Conflicts.

(a)           Except for such filings and Consents as may be required under the WBCA, neither the execution, delivery or performance of this Agreement by Overstock.com, nor the consummation of the Merger will, with or without giving of notice or lapse of time or both (i) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Overstock.com; (ii) require any Permit or Consent of any Governmental Entity; (iii) require any Consent under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any material Contract of Overstock.com or to any other material obligation of Overstock.com; (iv) violate, conflict with or result in any breach of any Order or Law applicable to Overstock.com; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Overstock.com, except, in the case of each of the foregoing, where such violation or the failure to obtain such Permits or Consents would not, individually or in the aggregate, have a Material Adverse Effect on Overstock.com.

(b)           Except for such filings and Consents as may be required under the WBCA, neither the execution, delivery or performance of this Agreement by Sub, nor the consummation of the Merger will, with or without giving of notice or lapse of time or both (i) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Sub; (ii) require any Permit or Consent of any Governmental Entity; (iii) require any Consent under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any material Contract of Sub or to any other material obligation of Sub; (iv) violate, conflict with or result in any breach of any Order or Law applicable to Sub; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Sub, except, in the case of each of the foregoing, where such violation or the failure to obtain such Permits or Consents would not, individually or in the aggregate, have a Material Adverse Effect on Sub.

                4.10         Litigation.  There is no Action pending or, to the knowledge of Overstock.com or Sub, threatened against or affecting Overstock.com or Sub or their respective properties or assets.  Each of the Overstock.com and Sub (including, without limitation, their respective properties and assets) is not subject to any Order.

                4.11         Financial Statements.  Overstock.com has previously delivered to Gear.com: (i) an audited balance sheet of Overstock.com as of December 31, 1999, and the audited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended and (ii) an unaudited balance sheet of Overstock.com as of September 30, 2000, and the related statements of operations, stockholders’ equity and cash flows for the nine months then ended (the “Overstock.com Most Recent Financial Statements”).  The foregoing financial statements, including in all cases the notes thereto, are in all material respects in accordance with the Books and Records of Overstock.com (which, in turn, are accurate and complete in all material respects) have been prepared in accordance with GAAP applied on a consistent basis (except  as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Overstock.com as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year–end audit adjustments, and any other adjustments described therein.  Other than liabilities that have arisen since September 30, 2000, in the ordinary course of business of Overstock.com conducted consistent with past practice.  Overstock.com has not incurred any material obligation or liability of any nature, whether absolute, accrued, contingent or otherwise, required to be set forth on a balance sheet under GAAP which is not reflected on the September 30, 2000 balance sheet or which would otherwise have a Material Adverse Effect on Overstock.com.

                4.12         Tax Matters.  Overstock.com has (A) timely filed all tax returns, reports and declarations that are required to have been filed by it with all appropriate foreign, U.S. federal, state and local governmental agencies (and all such returns are true and correct in all material respects) and has paid all foreign, U.S. federal, state and local taxes with respect to the periods covered by such returns except such amounts which are being contested in good faith; (B) timely paid all taxes owed by it or which it is obligated to withhold from amounts owing to any employee (including, without limitation, social security taxes), creditor or third party except such amounts which are being contested in good faith; and (C) not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency, except where the failure to take the actions set forth in (A), (B) and (C) would not have a Material Adverse Effect on Overstock.com.  There is no pending dispute with any taxing authority relating to any of said returns which if determined adversely to Overstock.com would result in the assertion by any taxing authority of any valid deficiency for taxes.  Overstock.com has no knowledge of any liability for any taxes for which Overstock.com has not made an adequate reserve on the September 30, 2000, balance sheet, except for such liabilities which would not have a Material Adverse Effect on Overstock.com.

                4.13         Books and Records.  Overstock.com maintains its books and records in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and financial condition of Overstock.com.

                4.14         Disclosure.  No representation or warranty of Overstock.com contained in this Agreement or the Transaction Documents delivered at Closing, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                4.15         Subsidiaries.  Overstock.com has no Subsidiaries and does not, directly or indirectly, own any interest in any corporation, partnership, firm or other business entity.

                4.16         Employees and Employee Benefit Plans.

(a)           Schedule 4.16 hereto contains a complete list of employment contracts to which Overstock.com is a party.  To Overstock.com’s knowledge, no labor organization, collective bargaining representative or group represents or claims to represent any of Overstock.com’s present employees and Overstock.com has no collective bargaining or employment or other similar agreements with any employees of Overstock.com.  With respect to employees of Overstock.com, (i) there is no strike, labor dispute or work stoppage, slow down, or lockout actually pending or, to the best knowledge of Overstock.com, threatened against or affecting Overstock.com; (ii) no union organizational campaign is in progress; (iii) Overstock.com is in material compliance with all applicable laws respecting employment and employment practices, term and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against Overstock.com pending or, to the best knowledge of Overstock.com, threatened against Overstock.com before the National Labor Relations Board; (v) there is no pending or, to the knowledge of Overstock.com, threatened grievance; and (vi) (A) to the knowledge of Overstock.com, no charges with respect to or relating to Overstock.com are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (B) Overstock.com has received no notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Overstock.com and, to the knowledge of Overstock.com, no such investigation is in progress.  To the knowledge of Overstock.com, no sexual harassment has occurred or is occurring and no hostile work environment has been created by any current or past employee of Overstock.com.

(b)           Overstock.com has made available to Gear.com, or has caused to be provided to Overstock.com, current, accurate, and complete copies of all documents embodying or relating to each company benefit plan, policy or program (including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of ERISA) each employee agreement, including all amendments thereto, and trust or funding agreements with respect thereto.

(c)           Neither Overstock.com nor any ERISA Affiliate presently sponsors, maintains or contributes to, nor has Overstock.com nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a pension plan which is subject to Title IV of ERISA.

(d)           Neither Overstock nor any ERISA Affiliate (i) maintains or contributes to any Overstock.com benefit plan which provides, or has any liability to provide, life insurance, medical,

severance or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee would be provided with life insurance, medical, severance or other employee welfare benefits upon his retirement or termination of employment, except to the extent required by Section 4980B of the Code.

                4.17         No Adverse Changes.  Except as disclosed on Schedule 4.17, since September 30, 2000, there has been (a) no change in (i) the assets, liabilities or financial condition of Overstock.com from that set forth in the Overstock.com Most Recent Financial Statements, or (ii) the condition (other than financial) or business of Overstock.com, other than, with respect to clauses (i) and (ii) hereof, changes in the ordinary course of business the effect of which changes has not caused, individually or in the aggregate, a Material Adverse Effect, (b) no damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect, (c) no labor dispute, other than routine grievances by individual employees, that has caused, individually or in the aggregate, a Material Adverse Effect, (d) no declaration or payment by Overstock.com of any dividend or other distribution, in cash or property or other assets, (e) no transfer of any rights to Intellectual Property, (f) no mortgage or pledge of or encumbrance upon any assets of Overstock.com, (g) no contractual obligation entered into by Overstock.com providing for obligations of a party thereto of $50,000 or more, (h) no agreement by Overstock.com to borrow money or incur or guarantee indebtedness, (i) no notice received regarding the termination, cancellation, acceleration or modification of any Contract, to which Overstock.com is a party or by which Overstock.com is bound, (j) no change made or authorized in the Articles of Incorporation or Bylaws of Overstock.com, (k) no increase in the base compensation of any of its directors, officers and employees, and (l) no change in employment terms for any of its directors, officers and employees.

                4.18         Compliance with Laws and Other Instruments.  Except as set forth on Schedule 4.18, Overstock.com is in compliance and has in the past complied with all existing foreign and domestic laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Business and/or its assets, except for any non-compliance which would not have a Material Adverse Effect on Overstock.com.  Neither the ownership nor use of Overstock.com’s properties nor the conduct of the Business conflicts with the rights of any other Person, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of Overstock.com’s Articles of Incorporation or Bylaws as presently in effect, or any Encumbrance, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Overstock.com is a party or by which it may be bound or affected.  Except as set forth on Schedule 4.18, Overstock.com has no knowledge of any currently proposed foreign, federal or state laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business and/or Overstock.com’s assets, which might have a Material Adverse Effect on the Business and its assets, whether now or at any time after the Closing.  Except as set forth on Schedule 4.18 hereto, there is no outstanding order of restraint, no outstanding or, to the knowledge of Overstock.com, threatened order, writ, injunction or decree of any foreign or domestic court, governmental agency, arbitration tribunal or environmental claim against Overstock.com affecting, involving or relating to the Business and/or its assets.  The foregoing shall be deemed to include, but not be limited to, foreign and domestic laws and regulations relating to applicable patent, copyright and trademark laws, trade secret and unfair competition laws, and all other applicable foreign and domestic laws, including equal opportunity, wage and hour and other employment matters, and antitrust and trade regulation laws.

                4.19         Discoveries.  Except as disclosed on Schedule 4.19, no employee of Overstock.com has developed any ideas, conceptions, inventions, improvements or discoveries which would be considered Intellectual Property, whether patentable or not, that relate to the Business but are not the property of Overstock.com.

                4.20         Copyright.  Except as disclosed on Schedule 4.20, none of Overstock.com’s employees has created any original work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright, including, without limitation, video tapes, written presentations, computer programs, drawings, models, manuals, brochures and the like that relate to the Business but are not the property of Overstock.com.

                4.21         Related Party Transactions.  Except as disclosed on Schedule 4.21, no shareholder, director, officer or former shareholder, director or officer of Overstock.com, or any affiliate of or any person related by blood or marriage to any such present or former shareholder, director or officer: (i) owns any property or right, tangible or intangible, which is used in the Business; (ii) to the knowledge of Overstock.com, has any pending claim or cause of action against Overstock.com; or (iii) owes any money to Overstock.com.

                4.22         Intellectual Property.

(a)           Schedule 4.22 lists all Intellectual Property Registrations covering any Intellectual Property used by Overstock.com in the operation of its business or necessary for the operation of its business as presently conducted, except where the failure to own or possess rights to use such Intellectual Property would not have a Material Adverse Effect on Overstock.com.  Overstock.com has taken all reasonable measures to maintain in confidence all trade secrets and confidential information, that it owns or uses.  To Overstock.com’s knowledge, all of Overstock.com’s patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with respect to all fees and filings due as of the date of this Agreement.  To Overstock.com’s knowledge, no other Person has any rights to any of the Intellectual Property owned by Overstock.com, except to the extent such rights would not have a Material Adverse Effect on Overstock.com and, to the knowledge of Overstock.com, no other Person is infringing, violating or misappropriating any of the Intellectual Property that Overstock.com owns or uses.

(b)           To Overstock.com’s knowledge, the use of Intellectual Property rights owned by Overstock.com do not infringe or violate, or constitute a misappropriation of, any Intellectual

Property rights of any other Person.  Overstock.com has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(c)           Schedule 4.22 identifies each patent or registration which has been issued to Overstock.com with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to any of its Intellectual Property, describes each patent application which Overstock.com presently intends to file, and identifies each license or other agreement pursuant to which Overstock.com or any of its subsidiaries has granted any rights to any third party with respect to any of its Intellectual Property, except for those licenses granted in the ordinary course of business by Overstock.com to its customers.

(d)           Except as set forth in Schedule 4.22, Overstock.com has not entered into any agreement or offered to indemnify any Person against any charge of infringement by Overstock.com’s Intellectual Property.  Overstock.com has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of Overstock.com’s Intellectual Property rights.

                4.23         Permits.  Schedule 4.23 sets forth a list of all Permits issued to or held by Overstock.com.  Such listed permits are the only permits that are required for Overstock.com to conduct its Business as presently conducted and in which is presently proposed to be conducted.  Each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the consummation of the Merger.

                4.24         Restrictions on Business.  Overstock.com and its Affiliates are not restricted by agreement from carrying on business anywhere in the world.

                4.25         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Overstock.com.

                4.26         Absence of Certain Commercial Practices.  Neither Overstock.com nor any person acting on behalf of it has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other person who is or may be in a position to help, hinder or assist Overstock.com or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits (other than entertainment expenses provided in the ordinary and normal course of business in accordance with applicable law) would individually or in the aggregate subject Overstock.com or any officer, director, employee or agent of Overstock.com, to any fine, penalty, cost or expense or to any criminal sanctions.  No such gift or benefit is required in connection with the operations of Overstock.com and the Business to avoid any penalty, cost, expense or Material Adverse Effect on Overstock.com.

                4.27         Condition of Assets.  The assets of Overstock.com are in good operating condition and repair, are fit and usable for the purposes for which they are being used and conform in all material respects to all applicable ordinances, regulations and laws.

                4.28         Representations Not Waived.  The representations and warranties of Overstock.com contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of Gear.com and/or its representatives or agents or by reason of the fact that Gear.com and/or its representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any material respect.

                4.29         Intellectual Property Assignments; Confidentiality Agreements.  With respect to any Intellectual Property described on Schedule 4.29 hereto, which constitutes the invention of any employee of Overstock.com (collectively hereinafter, “Overstock.com Employee Inventions”), all employees of Overstock.com have assigned their rights, if any, to such Overstock.com Employee Inventions to Overstock.com pursuant to assignment agreements (collectively, the “Overstock.com Intellectual Property Assignments”).  With respect to all of the Intellectual Property described on Schedule 4.22 hereto, all employees of Overstock.com have executed invention assignment and confidentiality agreements in favor of Overstock.com (collectively, the “Overstock.com Confidentiality Agreements”).  True, correct and complete copies of all of the Overstock.com Intellectual Property Assignments and the Overstock.com Confidentiality Agreements have been made available by Overstock.com to Gear.com.  To the knowledge of Overstock.com, none of Overstock.com’s officers, employees, consultants, distributors, agents or representatives have on their own behalf entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Overstock.com during the period in which such officer, employee, consultant, agent or representative was employed with or engaged by Overstock.com.

                4.30         Title to Properties.  Overstock.com has good and marketable title to all of its personal properties and assets, real and personal, reflected in the Overstock.com Most Recent Financial Statements, or purported to have been acquired after the date of such Overstock.com Most Recent Financial Statements (excepting, however, property and other assets, sold or otherwise disposed of subsequent to such date in the ordinary course of business), free of any mortgage, pledge, lien, charge, security interest or other Encumbrance, subordination or adverse claim, except as reflected in the Overstock.com Most Recent Financial Statements for Overstock.com.  Overstock.com enjoys peaceful and undisturbed possession under all permits or leases under which it is operating, and all such leases are valid, subsisting and in full force and effect.  Overstock.com has not been advised of a breach of any such permit or lease and there is no basis for any such breach to be threatened.  Except as disclosed on Schedule 4.30, neither any director nor officer of Overstock.com nor the shareholders of Overstock.com owns or has any interest (other than as shareholder) in any property, real or personal, tangible or intangible, used in the Business of Overstock.com.

                4.31         Inventory.  Overstock.com’s net inventory is merchantable and fit for the purpose for which it was procured, and none of such is slow-moving, obsolete, damaged or defective, subject only to the reserve for write-downs or write-offs of Inventory set forth on the face of the Overstock.com Financial Statements.  The Overstock.com Financial Statements accurately reflect the cost of the Overstock.com inventory.

                4.32         Books and Records.  Overstock.com maintains its Books and Records in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and financial condition of Overstock.com.  Overstock.com has made available to Gear.com the complete and accurate set of Overstock.com’s Books and Records.

ARTICLE V

ITEMS TO BE DELIVERED AT CLOSING BY OVERSTOCK.COM

                5.01         Closing Deliveries.  The obligations of Gear.com to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at the Closing shall be subject to the following conditions, which may be expressly waived only in writing by Gear.com:

(a)           delivery to Gear.com of true and correct copies of resolutions of the Board of Directors of Overstock.com, certified by an officer of Overstock.com, approving the execution, delivery and performance of this Agreement and containing the current Articles of Incorporation and current Bylaws;

(b)           delivery to Gear.com of an officer’s certificate certifying and including true and correct copies of resolutions/consents of the shareholder of Sub, certified by an officer of Sub, approving the execution, delivery and performance of this Agreement;

(c)           delivery by Overstock.com of certificates of good standing of Overstock.com in Utah;

(d)           all permits, licenses, approvals or notices that are necessary for the consummation of the transaction hereunder have been approved or obtained;

(e)           delivery to Gear.com of an unaudited balance sheet of Overstock.com as of a date within two (2) days of the Closing Date, prepared in accordance with GAAP, which fairly presents the financial condition of Overstock.com as of the date thereof;

(f)            delivery by Gear.com of an opinion of counsel to Overstock.com in the form set forth in Exhibit E attached hereto;

(g)           delivery to Gear.com of a written assignment and assumption, executed by Overstock.com, pursuant to which Overstock.com agrees to assume, and assumes the obligations of Gear.com under, the Amended and Restated Retention and Severance Agreement between Joseph

Kenny and Gear.com, dated November 3, 2000, and the Amended and Restated Retention and Severance Agreement between Kevin Quigley and Gear.com, dated November 3, 2000.

ARTICLE VI

ITEMS TO BE DELIVERED AT CLOSING BY GEAR.COM

                6.01         Closing Deliveries.  The obligations of Overstock.com to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at the Closing shall be subject to the following conditions, which may be expressly waived only in writing by Overstock.com.

(a)           delivery to Overstock.com of the Books and Records of Gear.com;

(b)           delivery to Overstock.com of true and correct copies of resolutions of the Board of Directors of Gear.com, certified by an officer of Gear.com, approving the execution, delivery and performance of this Agreement, and containing the current Articles of Incorporation and the current Bylaws;

(c)           delivery to Overstock.com of an officer’s certificate certifying and including true and correct copies of resolutions/consents of the Gear.com shareholders, certified by an officer of Gear.com, approving the execution, delivery and performance of this Agreement;

(d)           delivery to Overstock.com of certificates of valid existence of Gear.com in Washington;

(e)           all permits, licenses, approvals or notices that are necessary for the consummation of the transaction hereunder have been approved or obtained;

(f)            delivery to Overstock.com of an unaudited balance sheet of Gear.com as of a date within two (2) days of the Closing Date, prepared in accordance with GAAP, which fairly presents the financial condition of Gear.com as of the date thereof;

(g)           delivery of the following items from the Information Package, executed by holders of at least ninety-five percent (95%) of the Gear.com Capital Stock: (i) the written consent of Gear.com Shareholders, (ii) a release agreement to be executed by each Gear.com Shareholder (the “Shareholder Release”), and (iii) the Investment Representation Letter;

(h)           delivery of a certificate of an officer of Gear.com acknowledging that, upon the Effective Date, Gear.com will be terminating its obligations to indemnify the directors, officers and other agents of Gear.com prior to the Closing Date;

(i)            delivery of a certificate of Gear.com certifying that all of the Gear.com Shareholders to receive any of the Overstock.com Common stock as outlined in Section 2.03 have completed their Letters of Transmittal indicating that they are “accredited investors” as that term is defined in Rule 501 promulgated under Regulation D of the Securities Laws; and

(j)            delivery to Overstock.com of the opinion of counsel to Gear.com, in the form set forth in Exhibit F attached hereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSING

                7.01         Conditions to Obligation of Overstock.com.  The obligation of Overstock.com to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions, which may be expressly waived only in writing by Overstock.com:

(a)           holders of at least ninety-five percent (95%) of the shares of Gear.com Capital Stock shall have voted in favor of the Merger or consented thereto in writing;

(b)           the holders of at least ninety-five percent (95%) of the shares of Gear.com Capital Stock shall have executed the written consent of Gear.com Shareholders, the Shareholder Release and the Investment Representation Letter;

(c)           delivery to Overstock.com of the opinion of counsel to Gear.com, in the form set forth in Exhibit F, attached hereto;

(d)           there shall not be in effect any statute, rule, or regulation which makes it illegal for Overstock.com to consummate the transactions contemplated hereby or any order, decree, or judgment which enjoins Overstock.com or Gear.com from consummating the transactions contemplated hereby;

(e)           all representations and warranties made by Gear.com contained in this Agreement shall be true, correct and complete in all material respects on and as of the date when made, and on and as of the Closing Date as if made on and as of that date, and Overstock.com shall have received a certificate dated the Closing Date signed by Gear.com to the foregoing effect;

(f)            Gear.com shall have performed and complied with all of its covenants hereunder from the Execution Date through and including the Closing, and Overstock.com shall have received a certificate dated the Closing Date signed by Gear.com to the foregoing effect;

(g)           Gear.com shall have delivered to Overstock.com a certificate to the effect that each of the conditions specified in this Section 7.01 is satisfied in all respects; and

(h)           no action shall be pending or threatened before any Governmental Entity that seeks to enjoin, restrain or prohibits consummation of this Agreement or the Merger.

                7.02         Conditions to Obligations of Gear.com.  The obligations of Gear.com to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions, which may be expressly waived only in writing by Gear.com:

(a)           delivery to Gear.com of the opinion of counsel to Overstock.com and Sub in the form set forth in Exhibit E, attached hereto;

(b)           there shall not be in effect any statute, rule, or regulation which makes it illegal for Gear.com to consummate the transactions contemplated hereby or any order, decree, or judgment which enjoins Gear.com or Overstock.com from consummating the transactions contemplated hereby;

(c)           all representations and warranties made by Overstock.com contained in this Agreement shall be true, correct and complete in all material respects on and as of the date when made, and on and as of the Closing Date as if made on and as of that date, and Gear.com shall have received a certificate dated the Closing Date signed by Overstock.com to the foregoing effect;

(d)           Overstock.com shall have performed and complied with all of its covenants hereunder from the Execution Date through and including the Closing, and Gear.com shall have received a certificate dated the Closing Date signed by Overstock.com to the foregoing effect;

(e)           Overstock.com shall have delivered to Gear.com a certificate to the effect that each of the conditions specified in this Section 7.02 is satisfied in all respects;

(f)            no action shall be pending or threatened before any Governmental Entity that seeks to enjoin, restrain or prohibits consummation of this Agreement or the Merger; and

(g)           Eric Dillon shall be appointed a member of the Board of Directors of Overstock.com.

ARTICLE VIII

TERMINATION AND AMENDMENT

                8.01         Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Overstock.com and Gear.com;

(b)           by either Overstock.com or Gear.com, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Overstock.com, Sub or Gear.com from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

(c)           by Gear.com, in the event of a material breach by Overstock.com of any representation, warranty and/or covenant, which breach constitutes a Material Adverse Effect as to Overstock.com, or any agreement contained herein that has not been cured or is not curable within three (3) days after notice of such material breach or if any condition to the obligations of Gear.com becomes incapable of being satisfied on or before November 11, 2000;

(d)           by Overstock.com, in the event of a material breach by Gear.com of any representation, warranty and/or covenant, which breach constitutes a Material Adverse Effect as to Gear.com, or any agreement contained herein that has not been cured or is not curable within three (3) days after notice of such material breach or if any condition of the obligations of Overstock.com becomes incapable of being satisfied on or before November 11, 2000; or

(e)           by Gear.com, in the event that the results of Gear.com’s due diligence investigation of Overstock.com shall be unsatisfactory to Gear.com in its sole discretion.

                8.02         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof and/or for any liability of any party then in breach.

                8.03         Amendment.  This Agreement may be amended only in writing signed by all of the parties hereto.

                8.04         Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant to and at the closing Date, or (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

COVENANTS

                9.01         General.  Each of the parties hereto will use its commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

                9.02         Covenants and Continuing Obligations Regarding Charter Documents.  Prior to the Closing, Overstock.com shall cause Sub to amend the Articles of Incorporation of Sub to include a provision (the “Added Provision”) that contains the substance of Article 9 of the Articles of Incorporation of Gear.com as of the date of this Agreement.  Overstock.com shall, and

Overstock.com shall cause the Surviving Corporation to, keep in effect the Added Provision of the Articles of Incorporation of the Surviving Corporation, and neither Overstock.com nor the Surviving Corporation shall cause or permit such Added Provision to be amended.

                9.03         Conduct of Business Pending the Merger.  Except as otherwise contemplated by this Agreement, Overstock.com shall not, between the Execution Date and the Effective Time, directly or indirectly do, or propose to do, any of the following without prior written consent of Gear.com, which consent shall not be unreasonably withheld or delayed:

(a)           amend or otherwise change its Articles of Incorporation of Bylaws;

(b)           except for the issuance of shares of Overstock.com Common Stock or Overstock.com Preferred Stock upon the exercise or conversion of currently outstanding options, warrants or convertible notes, issue, sell, contract or issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition of (i) any shares of capital stock of any class of Overstock.com, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Overstock.com, or (iii) any assets of Overstock.com, except in the Ordinary Course of Business; or

(c)           issue cash or other dividends to its shareholders.

                9.04         Conduct of Business Pending the Merger.  Except as otherwise contemplated by this Agreement, Overstock.com shall not, between the Execution Date and the Effective Time, directly or indirectly do, or propose to do, any of the following without prior written consent of Gear.com, which consent shall not be unreasonably withheld or delayed:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws;

(b)           except for the issuance of shares of Gear.com Common Stock upon the exercise or conversion of currently outstanding options, warrants or convertible notes or preferred stock, issue, sell, contract or issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition of (i) any shares of capital stock of any class of Gear.com, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Gear.com, or (iii) any assets of Gear.com, except in the Ordinary Course of Business (defined below).

(c)           enter into any employment agreements, severance agreements or similar agreements;

(d)           issue cash or other dividends to its shareholders; or

(e)           give bonuses or salary increases to any of its employees or independent contractors.

                9.05         Operation of Business.  During the period from the Execution Date until the Effective Date, Gear.com will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, Gear.com will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business the primary purpose or effect of which could negatively impact cash.  For purposes of this Agreement, the term “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).  Without limiting the generality of the foregoing, Gear.com will not cause or permit Gear.com to declare, set aside or pay any dividend or make any distribution with respect to its capital stock, or redeem, purchase or otherwise acquire any of its capital stock.

                9.06         Operation of Business.  During the period from the Execution Date until the Effective Date, Overstock.com will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, Overstock.com will not cause or permit Overstock.com to declare, set aside or pay any dividend or make any distribution with respect to its capital stock, or redeem, purchase or otherwise acquire any of its capital stock.

                9.07         Full Access.  During the period from the Execution Date until the Effective Date, Gear.com will permit representatives of Overstock.com to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Gear.com to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to Gear.com.

                9.08         Notices.  During the period from the Execution Date until the Effective Date, each Party hereto will give prompt written notice to the others of any material adverse development causing a breach or potential breach of any of its own representations and warranties in this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

                10.01       Expenses.  Subject to the provisions of Section 10.01(b), each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the Agreement and the Merger, including fees and expenses of its own Representatives.  If an Action is brought by a party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover legal fees and costs incurred in that Action in addition to any other relief to which it may be entitled.

                10.02       Further Assurances.  At any time, or from time to time after the Closing, Gear.com will, upon Overstock.com’s reasonable request, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to those delivered at the Closing and take such other action as Overstock.com may reasonably request in order to evidence the consummation of the Merger.

                10.03       Public Announcements.  No press release or announcement concerning the Merger will be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                10.04       Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written or electronic confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(a)           If to Overstock.com:

Overstock.com, Inc.

2855 Cottonwood Parkway, #500

Salt Lake City, UT 84121

Attention:  Patrick Byrne, CEO

with a copy to (which copy shall not constitute notice):

Bracewell & Patterson, L.L.P.

500 North Akard Street, Suite 4000

Dallas, Texas 75201-3387

Attention:  Janice Z. Davis, Esq.

Facsimile No.: (214) 758-1010

(b)           If to Gear.com:

Gear.com, Inc.

3123 Eastlake Avenue East

Seattle, Washington 98102-3802

Attention:  Nicholas Eitel, CEO

with a copy to (which copy shall not constitute notice):

Perkins Coie, LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101

Attention:  David McShea, Esq.

Facsimile No.: 206-583-8500

                10.05       Jurisdiction; Service of Process.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the (a) Court of the State of Utah and (b) United States District Court in Salt Lake City, Utah, for any actions, suits or proceedings arising out of or relating to this Agreement, the Transaction Documents and the Merger (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.03 will be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Transaction Documents or the Merger in the courts of the State of Utah, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                10.06       Governing Law.  This Agreement will be construed in accordance with and governed by the internal laws of the State of Utah without regard to conflicts of laws principles thereof, except to the extent the WBCA shall be held to govern the terms of the Merger.

                10.07       Entire Agreement.  This Agreement and the Transaction Documents constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements between the parties.

                10.08       Oral Modification.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.  Any attempted amendment in violation of this Section 10.08 will be void ab initio.

                10.09       Assignments, Successors, and No Third-Party Beneficiaries.  No party may assign any of its rights under this Agreement or any Transaction Document without the prior written consent of the other parties to this Agreement; and provided, that no assignment will limit or affect the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement and the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement or the Transaction Documents will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transaction Documents or any provision of this Agreement or the Transaction Documents.  Subject to the preceding sentence, this Agreement and the Transaction Documents and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                10.10       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                10.11       Captions; Currency.  The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.  Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to exhibits are to exhibits to this Agreement.  Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to dollars or “$” will mean United States Dollars.

                10.12       Exhibits and Schedules.  All Transaction Documents are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in the Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.  Disclosure of any item in any section of or on any schedule to this Agreement will not constitute disclosure of such item in any other section of or on any other schedule to this Agreement, whether or not the existence of the item or its contents should be or is relevant to any other section of or schedule to this Agreement, unless an explicit cross-reference thereto appears in such other section or schedule.

                10.13       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies will be cumulative.  The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived.  The parties further agree that any requirement under any Law to post security as a prerequisite to obtaining equitable relief is hereby waived.

                10.14       Interpretation.  For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import when used in this Agreement will mean including, without limitation, “unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, (vi) any reference to any Law referred to in this Agreement will be deemed to include any successor Law and the rules and regulations issued pursuant to such Law or successor Law and any amendments or supplements to such Law or successor Law, (vii) any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied and (viii) a “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been (A) any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, (B) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “breach” means any such inaccuracy, failure, claim, occurrence or circumstance.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and this Agreement will not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties.

                10.15       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

                10.16       Tax-Free Reorganization.  The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a) of the Code.  The parties shall not take a position on any tax return inconsistent with this Section 10.16 unless there has been a “final determination” (within the meaning of Section 1313(a) of the Code) to the contrary.  Overstock.com and Sub covenant agree not to take any action (or cause the Surviving Corporation or any Affiliates of Overstock.com or Sub not to take action), which if taken or not taken, as the case may be, would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

[The remainder of this page intentionally left blank.]

                IN WITNESS WHEREOF, THIS Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

OVERSTOCK.COM:
OVERSTOCK.COM, INC., a Utah corporation

By:	/s/ Jason Lindsey
	Name:	Jason Lindsey
	Title:	CFO

GEAR.COM:
GEAR.COM, INC., a Washington corporation

By:
Name:
Title:

SUB:
OVERSTOCK.COM ACQUISITION SUBSIDIARY, INC., a Washington corporation

By:	/s/ Jason Lindsey
	Name:	Jason Lindsey
Title:

                IN WITNESS WHEREOF, THIS Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

OVERSTOCK.COM:
OVERSTOCK.COM, INC., a Utah corporation

By:
Name:
Title:

GEAR.COM:
GEAR.COM, INC., a Washington corporation

By:	/s/ Nicholas S. Eitel
	Name:	Nicholas S. Eitel
	Title:	CEO

SUB:
OVERSTOCK.COM ACQUISITION SUBSIDIARY, INC., a Washington corporation

By:
Name:
Title:

EXHIBIT A

TO

AGREEMENT AND PLAN OF MERGER

DEFINITIONS

“Action” — any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

“Affiliate” — (a) With respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity).

(b)           With respect to a specified Person other than an individual: (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; (ii) each Person that serves as a director, officer, employee, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Affiliate of any individual described in clause (ii).

For purposes of this definition, (a) ”control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by Contract or otherwise; and (b) ”Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is a child, sibling or parent of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual.

“Agreement” — this Agreement and all the exhibits, schedules or other documents attached to or referred to in this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Articles of Merger” — the meaning set forth in Section 2.09.

“Books and Records” — the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of Gear.com and related to the Business, wherever located, including minute books, stock record books, books of account, corporate seals, written Contracts and other documents, instruments and papers.

“Business” — as used in Article III or in a context referring to Gear.com, the business currently conducted or to be conducted by Gear.com at any time; as used in Article IV or in a context referring to Overstock.com, the business currently conducted or to be conducted by Overstock.com.

“Business Day” — any day other than a Saturday, Sunday or other day on which commercial banks located in Salt Lake City, Utah are authorized or required to be closed.

“Claim” — a written notice, asserting a breach of representation or warranty, covenant, agreement or other obligation contained in this Agreement or in any Transaction Document.

“Closing” — the meaning set forth in Section 2.08.

“Closing Date” — the meaning set forth in Section 2.08.

“Code” — the meaning set forth in Section 3.12(d).

“Confidentiality Agreements” — the meaning set forth in Section 3.30.

“Consents” — all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, releases, validations or exemptions and notifications.

“Contract” — any agreement, understanding, contract, commitment, obligation, promise or understanding (whether written or oral and whether express or implied).

“Dissenter” — the meaning set forth in Section 2.04(a).

“Dissenting Shares” — the meaning set forth in Section 2.04.

“Effective Date” — the meaning set forth in Section 2.09.

“Effective Time” — the meaning set forth in Section 2.09.

“Employee Inventions” — the meaning set forth in Section 3.30.

“Encumbrance” — any charge, claim, adverse claim, community property interest, condition, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, co–sale right, preemptive right, or other restriction or granting of any rights of any kind (including any restrictions on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“ERISA” — the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” — any corporation, partnership, limited liability company, sole proprietorship, trade, business or other organization, entity or person that, together with Gear.com or Overstock.com (as applicable), is treated as a single employer under Section 414(b).

“Execution Date” — the meaning set forth in the Recitals.

“Financial Statements” — the meaning set forth in Section 3.13.

“GAAP” — generally accepted accounting principles of the United States as in effect from time to time, and applied in a manner consistent with prior periods.

“Gear.com” — the meaning set forth in the introductory paragraph.

“Gear.com Capital Stock” — any and all shares of Gear.com Common Stock, Gear.com Series A Preferred Stock and Gear.com Series B Preferred Stock.

“Gear.com Common Stock” — any and all shares of common stock, par value $0.01 per share, of Gear.com.

“Gear.com Option Holders” — the meaning set forth in Section 3.04.

“Gear.com Option Plan” — the meaning set forth in Section 2.07(a).

“Gear.com Series A Preferred Stock” — any and all shares of Series A Convertible Preferred Stock, par value One Cent ($0.01) per share, of Gear.com.

“Gear.com Series B Preferred Stock” — any and all shares of Series B Convertible Preferred Stock, par value One Cent ($0.01) per share, of Gear.com.

“Gear.com Shareholder” — a shareholder of Gear.com, Inc. in existence immediately prior to the Closing Date.

“Gear.com Shareholders” — all of the shareholders of Gear.com, Inc. in existence immediately prior to the Closing Date, including without limitation all shareholders owning any and all of the Gear.com Capital Stock.

“Governmental Entity” — any: (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

“Information Package” — a package to be delivered to the Gear.com Shareholders containing, among other things (i) a brief description of the transaction; (ii) a copy of this Agreement; (iii) a business overview of both Gear.com and Overstock.com; (iv) certain financial statements of Gear.com and Overstock.com; (v) a consent of the Gear.com Shareholders; (vi) the Letter of Transmittal; (vii) a Shareholder Release; and (viii) the Investment Representation Letter.

“Intellectual Property” — all United States and foreign (a) inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, (b) registered and unregistered trademarks, service marks, logos, trade names, corporate names and other identifiers and registrations and applications for registration thereof, including all marks registered in the United States Patent and Trademark Office, and including all goodwill associated therewith, (c) copyrights in both published and unpublished works (whether or not registered) and any renewal rights therefore, (d) computer software, data and documentation (in any form, including source code and/or object code form), (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), (f) Internet domain names or applications therefor, (g) sui generis database rights, (h) all other proprietary rights, (i) all copies and tangible embodiments of the foregoing (in whatever form or medium) in which Gear.com or Overstock.com, as the context may require, has any rights, (j) all licenses or agreements in connection with the foregoing and (k) all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with the foregoing.

“Intellectual Property Assignment” — the meaning set forth in Section 3.30.

“Intellectual Property Registrations” — all United States and foreign patents, patent applications, copyright registrations (and applications thereof) and trademark registrations (and applications thereof) issued to or filed by Gear.com in connection with the Business;

“Intellectual Property Rights” — all rights, title and interest in and to the Intellectual Property.

“Inventory” — all inventory of Gear.com.

“Investment Representation Letter” — a letter containing various representations and warranties by Gear.com Shareholders and which document is to be included in the Information Package.

“Laws” — all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders and determinations of all Governmental Entities.

“Leases” — all leases, subleases, rights to occupy or use and other arrangements with respect to Real Property, including, in each case, all amendments, modifications and supplements thereto and waivers and Consents thereunder.

“Letter of Transmittal” — a letter from the Gear.com Shareholders describing, among other things, the shares of Gear.com Capital Stock owned by such Gear.com Shareholder.

“Liability” — all debts, liabilities, obligations, Contracts and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including liabilities arising out of any Contract or tort based on negligence, strict liability or otherwise).

“Material Adverse Effect” — (a) When used in connection with Gear.com, any change or effect (or any development that, insofar as can reasonably be foreseen is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, assets, financial condition, results of operations or prospects of Gear.com and (b) when used in connection with Overstock.com, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, will materially adversely affect the ability of Overstock.com, as the case may be, to perform its obligations under this Agreement or consummate the Merger.

“Maximum Common Stock Pool” — the meaning set forth in Section 2.03.

“Maximum Series A Preferred Pool” — the meaning set forth in Section 2.03.

“Maximum Series B Preferred Pool” — the meaning set forth in Section 2.03.

“Merger” — the meaning set forth in the Recitals.

“Most Recent Fiscal Year End” — the meaning set forth in Section 3.13(a).

“Most Recent Financial Statements” — the meaning set forth in Section 3.13(b).

“Order” — any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any Governmental Entity.

“Overstock.com” — the meaning set forth in the introductory paragraph.

“Overstock.com Common Stock” — the meaning set forth in Section 4.04.

“Overstock.com Confidentiality Agreement” — the meaning set forth in Section 4.29.

“Overstock.com Employee Inventions” — the meaning set forth in Section 4.29.

“Overstock.com Intellectual Property Assignments” — the meaning set forth in Section 4.29.

“Overstock.com Most Recent Financial Statements” — the meaning set forth in Section 4.11.

“Overstock.com Option Holders” — the meaning set forth in Section 4.04.

“Overstock.com Preferred Stock” — the meaning set forth in Section 4.04.

“Permit” — all licenses, permits, certificates, Consents, or other authorizations, issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Person” — any individual, sole proprietorship, firm, corporation (including any non–profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

“Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SEC” — the Securities and Exchange Commission.

“Securities Act” — the Securities Act of 1933, as amended.

“Shareholder Release” — the meaning set forth in Section 6.01(g).

“Sub” — the meaning set forth in the Recitals.

“Subsidiary” — any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of the Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Surviving Corporation” — the meaning set forth in Section 2.01(a).

“Taxes” — all taxes, charges, duties, fees, levies or other assessments, including, without limitation, income, excise, property, ad valorem, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, intangibles, capital gains, transfer, stamp, social security, environmental, occupation alternative minimum, recapture and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

“Transaction Documents” — any certificate, schedule, agreement or other document required to be delivered at Closing pursuant to this Agreement, including, without limitation, this Agreement.

“Washington Secretary of State” — the meaning set forth in Section 2.09.

“WBCA” — the Washington Business Corporation Act, as amended from time to time.